Exhibit 99.1

CTC MEDIA ENTERS TRADING PLAN FOR
PREVIOUSLY ANNOUNCED STOCK REPURCHASE PROGRAM

Moscow, Russia — May 21, 2013 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, has entered into a trading plan under Rule 10b5-1 of the U.S. Securities Exchange Act in respect of its previously announced open market stock repurchase program. The Board of Directors of CTC Media approved the repurchase program in March 2013, pursuant to which the Company will repurchase up to 2.5 million shares of Common Stock in the market for use under its 2013 Equity Incentive Plan.

Repurchases under the trading plan may be made through March 4, 2014. The Company intends to make all repurchases in compliance with applicable regulatory guidelines, including Rule 10b-18 under the Exchange Act.

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Forward-Looking Statements

Statements in this release that are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, the completion of the Company’s stock repurchase program. Forward-looking statements reflect management’s analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the SEC.  Except as required by applicable law, the Company does not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Ekaterina Ostrova

Director, Corporate Communications and Investor Relations

+ 7 495 783 3650

ir@ctcmedia.ru

Irina Klimova

Senior Manager, Investor Relations

+7 495 981 0740

ir@ctcmedia.ru

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East, Central and South East Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary and a number of digital media assets in Russia. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.